Exhibit 99.2

FOR IMMEDIATE RELEASE

REXNORD CORPORATION FILES REGISTRATION STATEMENT FOR

PROPOSED INITIAL PUBLIC OFFERING OF COMMON STOCK

Milwaukee, WI, May 26, 2011 – Rexnord Corporation, formerly known as Rexnord Holdings, Inc. (“Rexnord”), the ultimate parent of RBS Global, Inc. and Rexnord LLC, announced today it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with the proposed initial public offering of its common stock.

The offering of common stock will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to this offering may be obtained from: Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin, 53214 or from such underwriters as Rexnord will engage in the future.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rexnord Corporation

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 6,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation.

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